Exhibit 99.1

            EDO Reports 10 Percent Revenue Growth in 2006

                    Backlog Increases by 44 Percent


    NEW YORK--(BUSINESS WIRE)--Feb. 22, 2007--EDO Corporation (NYSE:
EDO) recorded revenue of $258.7 million in the fourth quarter of 2006, an increase of 29.4 percent from the $200.0 million recorded in the fourth quarter of 2005. Net earnings for the quarter were $4.2 million, versus $7.4 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.22 for the fourth quarter of 2006, versus $0.37 in the fourth quarter of 2005.

    Revenue and earnings were significantly impacted by a decline in electronic-force-protection product sales. In the fourth quarter of 2005, EDO generated $47.7 million in force protection revenue. Corresponding revenue in the fourth quarter of 2006 was $17.0 million. Excluding force protection products, revenue for the quarter was $241.7 million versus $152.3 million in 2005, an increase of 59 percent. Of this $89.4 million increase, $76.4 million was from acquired companies owned for less than one year.

    For the full year ended Dec. 31, 2006, revenue was $715.2 million, an increase of 10.3 percent from the $648.5 million recorded in 2005. This included $30.4 million in sales of electronic-force-protection products for the 2006 full year versus $143.6 million in 2005. Excluding this product, revenue for the year was $684.8 million versus $504.9 million in 2005, an increase of 36 percent. Of this increase, $115.2 million was from acquired companies owned for less than one year.

    Net earnings for 2006 were $11.6 million, versus $26.3 million in 2005. On a diluted per-share basis, 2006 earnings were $0.62, versus $1.33 in 2005.

    "In spite of disappointing earnings, it was a year of significant progress toward our goal of building a major presence in the aerospace and defense industry," said Chief Executive Officer James M. Smith. "We acquired two excellent companies, made technological breakthroughs in developing new products that will lead to long-term production opportunities, opened three new facilities, and strengthened our operational management team. As a result, we have a significantly larger and more diverse customer base than ever in our history.

    "We continued to achieve strong revenue growth in 2006, although earnings were below our expectations due partly to externally-driven events but also to operational issues. We have addressed the operational issues, and we look forward to significant improvements in 2007."

    Highlights for the Year

    -- Acquired CAS Inc, a provider of engineering services and weapons-systems analysis to the Department of Defense. This acquisition considerably broadens our customer base, primarily with the Army, and triples the size of our Professional and Engineering Services business.

    -- Acquired Impact Science & Technology Inc in pursuit of our strategic objective to serve the intelligence community. Over the past two years, EDO has acquired three companies serving this strategically important market, which have now been combined to form the new Intelligence and Information Warfare sector.

    -- Achieved breakthrough engineering advances in targeted technologies, including pneumatic weapons-release systems for the F-35, P-8A, and UAV platforms; advanced sonar systems; electronic advances in "smart" weapons interfaces and electronic force protection; and miniaturized battlefield-communications systems.

    --  Opened three new facilities to accommodate business expansion.

    -- Streamlined our organizational structure into six market-driven business sectors with strengthened management.

    -- Received strategically important new contracts for advanced composite structures, including "variable-bleed valve" aircraft-engine ducts for the new GEnx(TM) engine and "low-observable" structures for the F-35 Lightning II aircraft.

    -- Secured significant new contracts for antenna products, including a five-year, $248 million IDIQ (indefinite delivery/indefinite quantity) competitive win for SINGARS (Single-channel, Ground and Airborne Radio System) antennas, as well as anti-jam GPS (Global Positioning System) antennas for the Marine Corps AV-8B Harrier aircraft.

    -- Received task orders totaling $137 million in 2006 for "Transition Switch Module" battlefield communications equipment under our $240 million umbrella contract. An additional $77 million task order was added in February.

    -- Received awards for ongoing support services, including programmatic support to the Army's Unmanned Aircraft Systems
        (UAS) Project Office with a ceiling value of $37 million.

    -- Received a contract valued at $11.7 million for maritime patrol radar systems on C-130J aircraft under the U.S. Coast Guard's Integrated Deepwater System.

    Organic Revenue Growth

    For the fourth quarter, organic revenue, which excludes revenue from acquisitions owned less than one year, declined by $17.7 million, or 8.8 percent. This is due primarily to the $30.7 million decline in electronic-force-protection revenue, as discussed above.

    Excluding electronic-force-protection revenue, organic growth was approximately 8.5 percent for the quarter and 12.8 percent for the full year. The largest driver of this growth was the company's
Transition Switch Module production revenue.

    Margins

    Operating margins in 2006 were substantially lower than the company's historical levels. This is due in part to factors that are not expected to recur in 2007. These include charges for legal matters of $5.0 million; the write-off of intangible assets of $1.5 million; and approximately $12 million in higher-than expected development costs on certain sonar and aircraft-armament projects.

    Margins were also impacted by certain facilities that were operating below full capacity, the most significant being related to revenue declines in electronic-force-protection products. While difficult to quantify, the reduction in earnings related to lower electronic-force-protection sales is estimated to be $22 million. The company has implemented a number of steps to mitigate the impact of this volume decline.

    In addition, margins were reduced due to acquisition-related retention expense of $3.5 million. This expense is expected to total $8.0 million in 2007.

    EBITDA, as adjusted, was $20.4 million, or 7.9 percent of revenue in the fourth quarter of 2006, versus $23.1 million, or 11.6 percent of revenue in the prior year's quarter. For the full year, EBITDA, as adjusted, was $52.4 million, or 7.3 percent of revenue in 2006, versus $78.1 million, or 12.0 percent of revenue in 2005.

    EBITDA is a generally accepted metric employed by our industry. Our adjustments consist of non-cash ESOP, pension, and acquisition-related retention expenses. These adjustments are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash flow provided by operations in 2006 was $13.2 million, versus $44.8 million in 2005. The decline was due primarily to the timing of certain large payments that are expected in the first quarter of 2007.

    Our cash balance at the end of 2006 was $25.3 million, down from $108.7 million at the end of 2005. Cash, as well as short-term borrowing from the company's line of credit, was used in September to fund the acquisitions of CAS and IST. Since that time, the company's short-term bank borrowings have been reduced from $200 million to $180 million. Short-term debt reduction will continue to be a priority for the use of operating cash flow in 2007. This objective will be aided by acquisition-related tax savings of approximately $9 million per year.

    Backlog

    The total funded backlog of unfilled orders as of Dec. 31 stood at $804.4 million, up 4.3 percent from $771.6 million at the end of the third quarter, and up 44 percent from $558.7 million at the end of 2005.

    Funded backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $1.8 billion in what we view as high-confidence future revenue, for a total of approximately $2.6 billion.

    2007 Forecast

    Excluding any new acquisitions, EDO estimates that revenue for the full year 2007 will be in the range of $960 million to $1,010 million, as indicated on the attached "Guidance Data Estimates" worksheet. Given the current contract base and internal projections, we are maintaining our forecast of long-term organic revenue growth at a range of 8 to 10 percent annually, and anticipate 2007 adjusted EBITDA margins in the range of 10.5 to 11.5 percent.

    Conference Call

    EDO will conduct a conference call at 8:30 a.m. EST on Feb. 22 to review these results in more detail. A live webcast of the conference call, including presentation slides, will be available at www.edocorp.com or www.InvestorCalendar.com. For those who cannot listen to the live webcast, a replay of the call will be available on these websites. There will also be a telephone replay available until March 1. To listen to the telephone replay, dial 1-877-660-6853, account #286, and conference ID #229085 (outside the U.S. dial 1-201-612-7415).

    About EDO Corporation

    EDO designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets. Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Integrated Composite Structures, and Professional and Engineering Services.

    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 4,000 people.

    Forward-Looking Statements

    Statements made in this release, including statements about projected revenues, long-term organic revenue growth, tax liabilities and savings, and EBITDA margins, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               ($000's omitted, except per share data)


                         Three months ended          Year ended
                         Dec 31,     Dec 31,     Dec 31,     Dec 31,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                             (unaudited)

Net sales              $  258,697  $  199,978  $  715,197  $  648,482

Costs and expenses:
  Cost of sales           209,999     154,105     565,486     490,617
  Selling, general and
   administrative          30,789      23,993     109,810      85,921
  Research and
   development              3,116       5,132      14,029      17,122
  Acquisition-related
   retention expense        2,082           -       3,537           -
  Environmental cost
   provision                    -           5           -       1,543
  Impairment charge             -           -       1,487           -
                       ----------- ----------- ----------- -----------
                          245,986     183,235     694,349     595,203

                       ----------- ----------- ----------- -----------
Operating earnings         12,711      16,743      20,848      53,279

  Interest income           1,727       1,098       4,945       2,300
  Interest expense         (6,156)     (6,718)    (14,441)    (13,591)
  Other, net                  108         (69)        (36)       (147)
                       ----------- ----------- ----------- -----------
Non-operating expense,
 net                       (4,321)     (5,689)     (9,532)    (11,438)

                       ----------- ----------- ----------- -----------
Earnings before income
 taxes                      8,390      11,054      11,316      41,841

Income-tax benefit
 (expense)                 (4,210)     (3,623)        261     (15,572)
                       ----------- ----------- ----------- -----------

                       ----------- ----------- ----------- -----------
Net earnings           $    4,180  $    7,431  $   11,577  $   26,269
                       =========== =========== =========== ===========

Net earnings per
 common share:
  Basic:               $     0.23  $     0.41  $     0.64  $     1.45
  Diluted:             $     0.22  $     0.37  $     0.62  $     1.33
                       =========== =========== =========== ===========

Weighted average
 shares outstanding
  Basic                    18,439      18,192      18,189      18,081
                       =========== =========== =========== ===========
  Diluted (a)              24,778      23,762      18,645      23,001
                       =========== =========== =========== ===========

Backlog of unfilled
 orders                                        $  804,427  $  558,685
                                               =========== ===========


(a) Assumes exercise of dilutive stock options, and (except for the year ended Dec. 31, 2006) conversion of convertible notes into common shares.


                   EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                           ($000's omitted)


                                                 Dec 31,     Dec 31,
                                                  2006        2005
                                               -----------------------

Assets

Current Assets:
Cash and cash equivalents                      $   25,322  $  108,731
Accounts receivable, net                          251,950     189,190
Inventories                                        56,255      56,567
Deferred income tax asset, net                     12,160       8,946
Notes receivable                                        -       7,100
Prepayments & other                                13,682       3,809
                                               -----------------------
             Total Current Assets                 359,369     374,343

Property, plant and equipment, net                 59,109      49,574
Goodwill                                          385,926     152,347
Other intangible assets                           103,776      55,925
Deferred income tax asset, net                      8,291      29,637
Other assets                                       20,003      25,573
                                               -----------------------
Total Assets                                   $  936,474  $  687,399
                                               =======================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities       $  143,908  $   85,237
Borrowings from bank line of credit               180,000           -
Contract advances and deposits                     30,975      42,244
Note payable, current                               7,766       2,000
                                               -----------------------
          Total Current Liabilities               362,649     129,481

Income taxes payable                                4,154       6,513
Note payable, long term                            14,533       5,000
Long-term debt                                    201,250     201,250
Post-retirement benefits obligations               77,734     103,815
Environmental obligation                            1,198       1,392
Other long-term liabilities                            40          55
Shareholders' equity                              274,916     239,893
                                               -----------------------
Total Liabilities & Shareholders' Equity       $  936,474  $  687,399
                                               =======================


                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                            (In thousands)


                           Three months ended         Year ended
                           Dec 31,    Dec 31,     Dec 31,    Dec 31,
                            2006       2005        2006       2005
                         ---------------------- ----------------------
                               (unaudited)            (unaudited)
Net sales:
  Engineered Systems &
   Services              $  127,407 $   70,279  $  326,485 $  240,265
  Electronic Systems &
   Communications           131,290    129,699     388,712    408,217
                         ---------------------- ----------------------
                         $  258,697 $  199,978  $  715,197 $  648,482
                         ====================== ======================

Operating earnings:
  Engineered Systems &
   Services              $    5,159 $    3,583  $    9,050 $   12,751
  Electronic Systems &
   Communications             7,552     13,165      11,798     42,071
  Environmental cost
   provision                      -         (5)          -     (1,543)
                         ---------------------- ----------------------
                             12,711     16,743      20,848     53,279

Net interest expense         (4,429)    (5,620)     (9,496)   (11,291)
Other, net                      108        (69)        (36)      (147)
                         ---------------------- ----------------------

Earnings before income
 taxes                   $    8,390 $   11,054  $   11,316 $   41,841
                         ====================== ======================


                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)


                         Three months ended          Year ended
                         Dec 31,     Dec 31,     Dec 31,     Dec 31,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                             (unaudited)             (unaudited)

Earnings before income
 taxes                 $    8,390  $   11,054  $   11,316  $   41,841

Interest income            (1,727)     (1,098)     (4,945)     (2,300)
Interest expense            6,156       6,718      14,441      13,591
                       ----------- ----------- ----------- -----------
Net interest expense        4,429       5,620       9,496      11,291

Depreciation                3,560       2,530      12,425       9,768
Impairment of
 Intangible asset               -           -       1,487           -
Amortization                1,094       1,612       7,702       5,931
                       ----------- ----------- ----------- -----------
Total depreciation &
 amortization               4,654       4,142      21,614      15,699

                       ----------- ----------- ----------- -----------
EBITDA                     17,473      20,816      42,426      68,831

Acquisition-related
 retention expense
 (non-cash)                   773           -         902           -
ESOP compensation
 expense                      973       1,181       4,283       4,952
Pension expense             1,194       1,068       4,776       4,277
                       ----------- ----------- ----------- -----------
EBITDA, as adjusted    $   20,413  $   23,065  $   52,387  $   78,060

Diluted shares
 outstanding               18,892      18,431      18,645      18,345

EBITDA, as adjusted,
 per share *           $     1.08  $     1.25  $     2.81  $     4.26
                       =========== =========== =========== ===========

* Excludes potential impact of subordinated note conversion.


                        Summary of Cash Flows
                            (In thousands)

                         Three months ended          Year ended
                         Dec 31,     Dec 31,     Dec 31,     Dec 31,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                             (unaudited)             (unaudited)

Cash provided (used)
 by operations         $      (41) $   24,064  $   13,244  $   44,823

Cash provided (used)
 by investing
 activities            $    4,824  $  (21,137) $ (273,977) $  (84,496)

Cash provided (used)
 by financing
 activities            $  (22,267) $   57,416  $  177,324  $   49,520
                       ----------- ----------- ----------- -----------
                       $  (17,484) $   60,343  $  (83,409) $    9,847
                       =========== =========== =========== ===========


                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                         Fiscal 2007
                                         ------------

Revenue range                            $960 million - $1,010 million

Pension expense                          $3.2 million

Acquisition-related retention expense    $8.0 million

Marginal tax rate                        41%

EBITDA, as adjusted, margin              10.5% - 11.5%
(see reconciliation table on previous
 page)

ESOP shares issued per quarter           55,700

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive   18.7 million
  - If Note conversion is dilutive       24.6 million



* "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 4.00% Notes are converted at $34.19/share would be 5,886,422.)

- Quarterly Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $1,187,375 per quarter, the decision point for the dilution test is $1,187,375 / 5,886,422, or $0.20 per share. When basic EPS for a quarter are more than $0.20, the impact of the Notes is dilutive. (During the 4th quarter of 2005, this calculation was based on a weighted average of the 4.00% Notes and the 5.25% Notes that were redeemed in November 2005.)
The Notes were dilutive to EPS in the fourth quarter.

- Annual Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $4,749,500 per year, the decision point for the dilution test is $4,749,500 / 5,886,422, or $0.81 per share. When basic EPS for the year are more than $0.81, the impact of the Notes is dilutive.
The Notes were not dilutive to EPS in the 2006 full year.

Based on current projections, the Notes are expected to be dilutive for the 2007 full year. If so, the EPS calculation will be based on about 24.6 million shares.


This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.


    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             Vice President of Investor Relations
             ir@edocorp.com
             or
             Media Relations:
             Sara Banda, 212-716-2071
             media@edocorp.com